Exhibit 4.41

English Translation

Contract No.: GYRXTZ2015-ZQ0022-0005

PLEDGE AGREEMENT

Important Note: This Agreement is entered into by and between the parties through consultation on the basis of equality and voluntariness in accordance with law.  All the terms hereof are the true expression of the parties’ intentions.  To protect the legitimate rights and interests of the pledgor, the creditor hereby calls the pledgor’s full attention to the terms hereof appearing in bold.

Pledgee:        ICBC Credit Suisse Investment Management Co., Ltd. (“Party A”)

Responsible Person: KU Sanqi

Business Address: 6/F Block A, Xinsheng Mansion, No. 5 Finance Street, Xicheng District, Beijing

Telephone and Facsimile: 010-66583477

Pledgor:  Taobao (China) Software Co., Ltd. (“Party B”)

Legal Representative: LU Zhaoxi

Domicile: Jingfeng Village, Wuchang Sub-district, Yuhang District, Hangzhou

Telephone: 0571-88155188

WHEREAS, XIE Shihuang (i.e. the Debtor) and Party A entered into the ICBC Credit Suisse Investment — Hangzhou Yunxi Specific Asset Management Plan Debt Investment Agreement (No.: GYRXTZ2015-ZQ0022-0002), dated April 22, 2015, whereby Party A shall make debt investment in the Debtor.  To ensure the realization of Party A’s creditor’s rights thereunder, Party B is willing to provide guarantee to Party A by way of pledge of the shares of certain specific asset management plans lawfully held by Party B.  To specify the rights and obligations of the Parties, Party A and Party B enter into this Agreement through equal consultation in accordance with the Contract Law, the Guarantee Law, the Property Law and other relevant laws and regulations.

Article 1                                               Principal Guaranteed Debts

Article 1.1 The principal debts to be guaranteed by Party B shall be the creditor’s rights against XIE Shihuang (the “Debtor”) that Party A is entitled to under the principal agreement that Party A entered into with the Debtor on April 22, 2015 (Name: ICBC Credit Suisse Investment — Hangzhou Yunxi Specific Asset Management Plan Debt Investment Agreement; No.: GYRXTZ2015-ZQ0022-0002).

Article 1.2 The amount and term of the principal debts shall be those as set forth in the principal agreement.

Article 2                                               Scope of Guarantee of the Pledge

The scope of guarantee of the pledge includes the principal, proceeds, compound interest, penalty interest, default fine and damages in respect of the principal debts and all expenses arising from the realization of the pledge rights (including, without limitation, arbitration costs, attorneys’ fees, appraisal costs, auction costs and disposal costs).

Article 3                                               Collateral

Article 3.1        Party B, as the asset trustor, holds the shares of certain principal-guaranteed specific asset management plans (the “AMPs”) sponsored and established by ICBC Credit Suisse Investment Management Co., Ltd., and Party B guarantees that such AMP shares are lawfully and validly held by it, and it has clear ownership of such AMP shares.  Party B pledges such AMP shares (including the principals, proceeds and any other interests) to Party A in accordance with this Agreement.  The particulars of the pledged shares of the AMPs are set forth in the List of Collateral which is attached as an appendix hereto and shall have the same legal force as this Agreement.

Article 3.2 The value of the collateral set forth in the List of Collateral shall not constitute the basis of valuation in the event of disposal of the collateral by Party A or restrict in any way the exercise of the pledge rights by Party A.

Article 3.3 The pledge rights of Party A shall include any interest accrued on the collateral, as well as any insurance proceeds, indemnities and compensation arising from the damage, loss or expropriation of the collateral.

Article 3.4 Party A shall have the right to collect the interest accrued on the collateral, and such interest shall be used to offset the costs and expenses arising from the collection thereof.

Article 3.5 If the collateral is damaged, lost or expropriated, the insurance proceeds, indemnities or compensation received by Party B shall be used as early repayment of the principal debts, or, with the consent of Party A, used to restore the value of the collateral, or deposited into the account designated by Party A so as to guarantee the performance of liabilities under the principal agreement.  The portion of the collateral that does not decrease in value shall remain as guarantee of the principal debts.

Article 3.6 If the collateral may be lost or damaged due to Party A’s improper custody, Party B may request Party A to withdraw the collateral, or may request the debts to be repaid early and return the pledged property.

Article 3.7 If the collateral may be damaged, or its value may decrease significantly due to any reason not attributable to Party A, which will threaten the rights of Party A, Party A shall have the right to request Party B to provide corresponding guarantee.

Article 3.8 Party B acknowledges that ICBC Credit Suisse Investment Management Co., Ltd. and Zhejiang Branch of Industrial and Commercial Bank of China Limited, as the manager and custodian under the AMPs, are aware of the pledge of the AMP shares hereunder.  Party B undertakes that during the term of this Agreement it shall not dispose of the collateral without the written consent of Party A.

Article 4                                               Delivery and Registration

Party B authorizes ICBC Credit Suisse Investment Management Co., Ltd. and Zhejiang Branch of Industrial and Commercial Bank of China Limited to freeze the “capital accounts” under the AMPs (Account No.: 1202027729900208714, Account Name: ICBC Credit Suisse Investment — ICBC — Ruijia No. 1 40th Specific Asset Management Plan; Account No.: 1202027729900210579, Account Name: ICBC Credit Suisse Investment — ICBC — Ruijia No. 1 41st Specific Asset Management Plan; Account No.: 1202027729900210606, Account Name: ICBC Credit Suisse Investment — ICBC — Ruijia No. 1 42nd Specific Asset Management Plan; Account No.: 1202027729900210730, Account Name: ICBC Credit Suisse Investment — ICBC — Ruijia No. 1 43rd Specific Asset Management Plan; Account No.: 1202027729900210854, Account Name: ICBC Credit Suisse Investment — ICBC — Ruijia No. 1 44th Specific Asset Management Plan; Account No.: 1202027729900210978, Account Name: ICBC Credit Suisse Investment — ICBC — Ruijia No. 1 45th Specific Asset Management Plan; Account No.: 1202027729900211082, Account Name: ICBC Credit Suisse Investment — ICBC — Ruijia No. 1 46th Specific Asset Management Plan; Account No.: 1202027729900211109, Account Name: ICBC Credit Suisse Investment — ICBC — Ruijia No. 1 47th Specific Asset Management Plan) and the “Asset Trustor’s Designated Account” (Account No.: 1202026219900137708, Account Name: Taobao (China) Software Co., Ltd.) directly and on their own initiative upon the effective date of this Agreement so as to effect the delivery, possession and pledge registration of the collateral.  Party B shall cooperate with Party A to complete such other formalities as Party A deems necessary for the pledge hereunder in a timely manner and at the expense of Party B.

Article 5                                               Realization of Pledge Right

Article 5.1 Party A shall have the right to realize the pledge rights in case of the occurrence of any of the following events; provided, however, that Party A shall realize the pledge rights in accordance with and subject to Article 13.1 hereof:

A.      the Debtor fails to repay the debt upon its due date (including the accelerated due date) of the principal debt;

B.      Party B fails to provide corresponding guarantee in the circumstance specified in Article 3.7 hereof;

C.      the Debtor is dead or declared death, missing or declared missing, or becomes a person without civil capacity or with limited civil capacity, and no successor, guardian or property custodian is available, or his successor, guardian or property custodian refuses to undertake the obligations on his behalf;

D.      An application for bankruptcy is filed against Party B, or Party B is wound up, dissolved or liquidated, or its business is suspended, or its business license is revoked or registration is cancelled;

E.      the Debtor fails to transfer the investment proceeds, debt investment principal and other amounts payable by him on the proceeds payment date and the debt investment maturity date to the accounts specified in the principal agreement within 5 business days prior to the proceeds payment date and the debt investment maturity date in accordance with the principal agreement;

F.      other circumstances under which Party A may realize the pledge rights in accordance with the laws and regulations.

Article 5.2 When Party A realizes the pledge rights in accordance with this Agreement, Party A may directly withdraw the principals and proceeds of the pledged shares of the AMPs and use the same to repay the principal debts without obtaining the consent of Party B; provided, however, that Party A shall notify Party B within 2 business days after such withdrawal.

Article 6                                               Representations and Warranties of Party B

Party B represents and warrants to Party A as follows:

Article 6.1 Party B is the owner of the collateral, and the collateral is free and clear of any dispute in ownership; Party B has obtained all authorizations or approvals necessary for the provision of guarantee to Party A in accordance with the procedures and authority under its articles of association and it does not violate the laws, regulations and other relevant rules.

Article 6.2 If it is an A-share company or a subsidiary controlled by an A-share company, Party B warrants that, in accordance with the Securities Law, the Listing Rules of the Stock Exchange and other laws, regulations and rules, it shall perform the information disclosure obligation in connection with such guarantee in a timely manner.

Article 6.3 Party B fully understands the purposes of the debts under the principal agreement.  It provides guarantee for the Debtor on its own accord and its intention expressed hereunder is genuine.

Article 6.4 The collateral hereunder may be lawfully pledged without any restrictions.

Article 6.5 If there are any defects in the collateral, Party B has provided adequate and reasonable explanation thereof.  If any pledge has already been created over the collateral, Party B has truthfully informed Party A thereof.

Article 6.6 No disposal of the collateral hereunder, including creation of security interest, giving as a gift or transfer, has been made prior to the execution of this Agreement.

Article 6.7 The collateral is not a common property; or if it is a common property, the written consent of the joint owner(s) has been obtained in respect of the pledge.

Article 7                                               Undertakings of Party B

Party B undertakes the following to Party A:

Article 7.1 In case of the occurrence of any of the following events, without the consent of Party B, Party B shall continue to perform its guarantee obligations hereunder:

A.            Party A and the Debtor make any change to the principal agreement through consultation, without increasing the Debtor’s liabilities or extending the debt discharge period;

B.            Party A transfers the principal debts and the pledge.

Article 7.2 During the term of this Agreement, Party B shall not dispose of the collateral by way of gift, transfer or licensing without written consent of Party A.

Article 7.3 Party B shall bear all expenses arising from Party A’s realization of the pledge rights hereunder, including, without limitation, arbitration costs, attorneys’ fees, appraisal costs, auction costs and disposal costs, etc.

Article 7.4 Party B shall be liable for indemnification of any damage suffered by Party A or a third party arising out of the collateral for any reason not attributable to Party A.

Article 7.5 If Party A’s pledge rights is or may be infringed by any third party, Party B shall give a written notice to Party A in a timely manner and assist Party A to avoid such infringement.

Article 7.6 Party B shall actively cooperate with Party A in the realization of its pledge right, and shall not create any obstacle to restrict the exercise of the pledge rights by Party A.

Article 7.7 In case of the occurrence of any of the following events, Party B shall inform Party A in a timely manner:

A.            Any change in its legal and registered name, articles of association, scope of business, registered capital, legal representative or equity interest;

B.            It is wound up, dissolved or liquidated, or its business is suspended, or its business license is revoked or registration is cancelled, or an application for bankruptcy is filed against it;

C.            It is or may be involved in any material economic dispute, litigation or arbitration or its property is subject to seizure, attachment or supervision in accordance with the laws;

Article 7.8 Party B shall acknowledge the written notice from Party A in a timely manner.

Article 7.9 If the Debtor is dead or declared death, missing or declared missing, or becomes a person without civil capacity or with limited civil capacity, Party B shall not be released from its obligations under this Agreement.  Party B undertakes to continue to perform its guarantee obligations herein if the aforementioned event happens.

Article 7.10 Party B shall not change or increase the “Asset Trustor’s Designated Account” under the AMPs without the consent of Party A.

Article 7.11 If the collateral held by Party B is subject to a freezing order from or deduction by a competent authority, Party B shall provide a sum of money in an equivalent amount or other asset of equivalent value acceptable to Party A as security for the Debtor’s debts under the principal agreement.

Article 7.12 If the Debtor fails to repay the principal, proceeds or other payments in respect of the debt investment prior to the maturity of the AMPs in accordance with the principal agreement, subject to Article 13.1, Party A shall have the right to accelerate the disposal of all or part of the collateral so as to repay the principal, proceeds or other amounts in respect of the debt investment.  Party A may effect such early disposal by means of early withdrawal of trustors’ property under the AMPs or transfer of the AMP shares.

Article 7.13 If the pledge under this Agreement is, for any reason, rendered invalid, Party B agrees to provide at most a money amount equivalent to the AMP shares it holds (including principals, proceeds and any other interests) as the guarantee for the debts acceptable to Party A within the time limit as required by Party A under the principal agreement .

Article 7.14 If Party B withdraws part or all of the entrusted property under the AMPs prior to the Debtor’s repayment in full of all debts under the principal agreement, all principals or proceeds received by Party B shall be applied as early repayment of the Debtor’s liabilities under the principal agreement or deposited into Party A’s designated account to guarantee the Debtor’s discharge of the debt obligations under the principal agreement. If there is no breach of contract by the Debtor, including, without limitation, punctual and full payment of the principal, proceeds and other payable amounts in respect of the debt investment under the principal agreement, Party B may act in accordance with the following provisions: in the case of punctual or early payment of the debt investment principal under the principal agreement as provided therein, Party B may on its own accord withdraw from the AMPs the corresponding withdrawn investment principal in an amount equal to1.05 times of the debt investment principal that is paid punctually or early; in the case if the Debtor pays the proceeds on time in accordance with the principal agreement, Party B may on its own accord withdraw the investment proceeds received under the AMPs for the corresponding period.

Article 8                                               Undertakings of Party A

Party A undertakes the following to Party B:

Article 8.1 Party A shall keep confidential the non-public information in relevant documents, financial materials and other related materials provided by Party B in performing its obligations hereunder, unless otherwise required by the relevant laws and regulations and specified herein.

Article 8.2 Party A shall keep the collateral properly.

Article 8.3 Party A shall return to Party B in a timely manner any remaining proceeds from the disposal of the collateral after all debts guaranteed by such collateral have been repaid.

Article 8.4 If the Debtor repays all debts in full in accordance with the principal agreement, or if Party B repays in full all debts owed to Party A under the principal agreement, Party A shall return to Party B in a timely manner the collateral and the ownership certificates in respect thereof, invoices, other relevant materials or the documents of title in relation to the collateral and take necessary procedures to release the freeze and other pledge in accordance with Article 4 of this Agreement.

Article 9                                               Breach of Contract

Article 9.1 Upon the effectiveness of this Agreement, a Party’s failure to perform any of its obligations hereunder or breach of any of its representations, warranties and undertakings hereunder shall constitute a breach of contract. The breaching Party shall indemnify the other Party for any loss suffered by it as a result thereof.

Article 9.2 Unless otherwise specified herein, in the case of a breach of contract by a Party, the other Party shall have the right to take any other measures provided in the laws, regulations and rules of the People’s Republic of China.

Article 10                                        Effectiveness, Modification and Termination

Article 10.1 This Agreement shall take effect upon the date of execution and terminate upon the full repayment of the debts owed to Party A under the principal agreement.

Article 10.2 Any modification of this Agreement shall be made in writing upon mutual agreement of the Parties.  Any modified term or agreement shall constitute part of this Agreement and have the same legal force as this Agreement.  Other than such modified terms, the remaining part of this Agreement shall remain in effect, and the original terms shall remain in effect until the modified terms take effect.

Article 10.3 The invalidity and unenforceability of any term of this Agreement shall not affect the validity and enforceability of other terms of this Agreement or the validity of this Agreement as a whole.

Article 10.4 The modification and termination of this Agreement shall not affect each Party’s rights to claim indemnification for losses.  The termination of this Agreement shall not affect the validity of the terms of this Agreement regarding dispute resolution.

Article 11                                        Dispute Resolution

The execution, validity, interpretation and performance of this Agreement and dispute resolution hereunder shall be governed by the laws of the People’s Republic of China.  Any dispute or controversy arising out of or in connection with this Agreement shall be resolved by the Parties through consultation; if no settlement can be reached through such consultation, the dispute or controversy shall be resolved by such means as specified in paragraph A below:

A.            To submit the dispute to Hangzhou Financial Arbitration Institute for arbitration in Hangzhou (place of arbitration) in accordance with its arbitration rules in effect at the time of applying for arbitration.  The arbitral award shall be final and binding on the Parties.

B.            To resolve the dispute by litigation before a court of the place where Party A is located.

Article 12                                        Miscellaneous

Article 12.1 Party B shall not assign all or part of its rights or obligations hereunder without written consent of Party A.

Article 12.2 Failure or delay by Party A in exercising or partially exercising any of its rights hereunder shall not constitute a waiver or change of such right or any other right or shall it affect its further exercise of such right or any other right.

Article 12.3 Party A shall have the right to provide the information concerning this Agreement and other relevant information to the basic credit information database of the People’s Bank of China or other lawfully established credit database for enquiry or use by qualified institutions or individuals in accordance with the relevant laws, regulations or other regulatory documents or required by a financial regulatory authority, . For the purpose of entry or performance of this Agreement, Party A shall also have the right to inquire for the information in relation to Party B through the basic credit information database of the People’s Bank of China and other lawfully established credit database.

Article 12.4 This Agreement shall be made in six originals.  Each Party shall hold two originals, and each of ICBC Credit Suisse Investment Management Co., Ltd. and Zhejiang Branch of Industrial and Commercial Bank of China Limited shall hold one original, all of which shall be of equal legal force and effect.

Article 13                                        Other Matters Agreed by the Parties

Article 13.1 The Parties agree that, if the Debtor cannot repay the debts in full and on time in accordance with the principal agreement, Party A shall first dispose of the collateral under the Pledge Agreement (No.: GYRXTZ2015-ZQ0022-0004) between Party A and Hangzhou Yunxi Investment Partnership Enterprise (Limited Partnership), namely the 286,671,000 shares of Wasu Media Holding Co., Ltd. held by Hangzhou Yunxi Investment Partnership Enterprise (Limited Partnership).  If the Debtor fails to make available the entire amount of the payable principal and proceeds in accordance with Articles 3.5 and 3.6 of the Debt Investment Agreement, and the proceeds from the disposal of the pledged shares specified above cannot fully repay the principal debts (including, without limitation, the pledged shares are unable to be disposed of due to lock-up period or otherwise, the failure to dispose of the pledged shares in a timely manner or in full, or the proceeds from disposal are insufficient to repay in full the payable principal and proceeds), Party A shall exercise the pledge rights hereunder by giving a notice to Party B in a timely manner.

Article 13.2 The Parties agree that the effectiveness of this Agreement and the completion of the account freezing procedures as provided herein shall constitute the satisfaction of the obligations under Article 6.1.3 (other full-value and valid security or repayment guarantee acceptable to additional investors) of the ICBC Credit Suisse Investment — Hangzhou Yunxi Specific Asset Management Plan Debt Investment Agreement (No.: GYRXTZ2015-ZQ0022-0002) between the Debtor and Party A.

Article 13.3 The Parties agree that, upon the effectiveness of this Agreement, the completion of the account freezing procedures provided herein and the effectiveness of the pledge under the Pledge Agreement (No.: GYRXTZ2015-ZQ0022-0004) between Party A and Hangzhou Yunxi Investment Partnership Enterprise (Limited Partnership), Party A shall issue to Hangzhou Yunxi Investment Partnership Enterprise (Limited Partnership) a letter of confirmation of the release of Hangzhou

Yunxi Investment Partnership Enterprise (Limited Partnership) from its obligations under the Agreement on Joint Assumption of Debts.

Appendix: List of Collateral

(Signature Page to Pledge Agreement)

Party A (seal): ICBC Credit Suisse Investment Management Co., Ltd.

Authorized signatory: [Seal]

Party B (seal): Taobao (China) Software Co., Ltd.

Authorized signatory: [Seal]

Date: May 28, 2015